SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to

Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2007

YOUNG INNOVATIONS, INC.
(Exact name of registrant as specified in its charter)
MISSOURI
(State or other jurisdiction of incorporation)

000-23213	43-1718931
(Commission File Number)	(I.R.S. Employer Identification Number)

13705 Shoreline Court East, Earth City, MO	63045
(Address of principal executive offices)	(Zip Code)
(314) 344-0010
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(d)          On January 31, 2007, the Board of Directors of Young Innovations, Inc. (the “Company”) elected Richard Bliss as a director of the Company. Mr. Bliss serves on the Nominating Committee, Audit Committee and Compensation Committee. Mr. Bliss is an “independent” director for purposes of Nasdaq. In connection with his election as a director Mr. Bliss entered into the Company’s standard form of indemnity agreement that each of the Company’s other directors have entered into. A copy of the press release announcing the election of Mr. Bliss is attached as Exhibit 99.1.

(e)          The Compensation Committee of the Board of Directors of the Company approved bonuses of $40,000 to each of Christine R. Boehning, Vice President and Chief Financial Officer and Daniel J. Tarullo, Vice President, for their performance in 2006.

On January 31, 2007, the Company entered into new employment agreements with Alfred E. Brennan, its Chief Executive Officer, and Arthur L. Herbst, Jr., its President. Each agreement has a three year term, with automatic renewal of successive one-year periods (unless the Company gives notice of its intent not to extend the term at least six months prior to its expiration).

Messrs. Brennan’s and Herbst’s agreements provide for initial annual base salaries of $450,000 and $360,000, respectively, which salaries may be increased at the discretion of the Compensation Committee. Each agreement also provides Messrs. Brennan and Herbst with an annual cash bonus opportunity based on bonus criteria established by the Compensation Committee. The agreements contain a non-competition provision that extends for one year after termination for Cause or Voluntary Termination without Good Reason (provided no Change In Control has occurred). The Company can extend the non-compete for an additional one year by paying a lump sum amount equal to their annual base salary for the last year of the term of the agreement. The agreements also contain a non-solicit provision that extends one year after termination.

Messrs. Brennan and Herbst are entitled to certain separation payments upon an involuntary termination without Cause or a Voluntary Termination with Good Reason. Each of Messrs. Brennan and Herbst are entitled to the value of all compensation and any other benefits that he would have earned under the agreement for the remaining term together with all reasonable attorneys’ or other professional fees and costs incurred by him in enforcing his rights under the agreement.

In the event of a Change In Control, each of Messrs. Brennan and Herbst are entitled to a lump sum payment in an amount equal to 2.9999 times the base amount (as such term is used in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended). The agreements provide for a tax gross-up for any excise tax due for certain payments made by the Company to Messrs. Brennan and Herbst.

The summary of the agreements described above is qualified in its entirety by reference to the agreements attached as Exhibits 10.1 and 10.2 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits
Exhibit Number	Description
10.1	Employment Agreement dated January 31, 2007 between Young Innovations, Inc. and Alfred E. Brennan.
10.2	Employment Agreement dated January 31, 2007 between Young Innovations, Inc. and Arthur L. Herbst, Jr.
99.1	Press Release issued January 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YOUNG INNOVATIONS, INC.

By:	/s/ Christine Boehning
Christine Boehning
Vice President and Chief Financial Officer

Dated: February 2, 2007